Exhibit 3.24

SECOND AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP

OF

THE TERMINIX INTERNATIONAL COMPANY

LIMITED PARTNERSHIP

ARTICLE I
ORGANIZATIONAL MATTERS		1

1.1.	Formation	1

1.2.	Name	1

1.3.	Registered Office; Principal Office	1

1.4.	Power of Attorney	2

1.5.	Term	3

ARTICLE II
DEFINITIONS		3

ARTICLE III
PURPOSE		6

ARTICLE IV
CAPITAL CONTRIBUTIONS		7

4.1.	General Partner	7

4.2.	Class B Limited Partner	7

4.3.	Allocation of Consideration for Contribution under Allied Bruce Contribution Agreement	7

4.4.	Capital Accounts	8

4.5.	Interest	9

4.6.	Withdrawal	9

4.7.	Loan from Partners	10

ARTICLE V
ALLOCATIONS AND DISTRIBUTIONS		10

5.1.	Determination of Income, Gain, Loss, Deduction and Credit	10

5.2.	Allocation of Net Income Before Taxes and Cost Recovery Deductions and Net Loss Before Taxes and Cost Recovery Deductions	10

5.3.	Allocation in Event of Transfer	11

5.4.	Allocation of Income and Losses on Distribution of Assets in Kind	11

5.5.	Elections	12

5.6.	Recharacterization of Fees and Guaranteed Payments	12

5.7.	Imputation of Profit or Loss	12

i

(Continued)

ii

(Continued)

iii

SECOND AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP
OF
THE TERMINIX INTERNATIONAL COMPANY
LIMITED PARTNERSHIP

This SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is entered into as of January 1, 2001 by and among Terminix International, Inc, a Delaware corporation, as the General Partner, ServiceMaster Consumer Services, L.P., a Delaware limited partnership, as the Class A Limited Partner, and Allied Bruce-Terminix Companies, Inc., an Arkansas corporation, as the Class B Limited Partner.

The Partnership was formed by the filing of a certificate of limited partnership for organizational purposes only on November 25, 1986. The limited partnership agreement of the Partnership was amended and restated as of December 15, 1986 and was further amended from time to time thereafter. The General Partner and the Class A Limited Partner now desire to further amend and restate the limited partnership agreement of the Partnership in its entirety for the purpose of, among other things, admitting the Class B Limited Partner to the Partnership, as follows:

ARTICLE I

ORGANIZATIONAL MATTERS

1.1.         Formation. The General Partner, the Class A Limited Partner and the Class B Limited Partner hereby continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Delaware Act. The Partnership interest of any Partner shall be personal property for all purposes.

1.2.         Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “The Terminix International Company”. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate. The words “Limited Partnership” shall he included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time.

1.3.         Registered Office; Principal Office. The address of the registered office of the Partnership in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be 2300 Warrenville

Road, Downers Grove, Illinois 60515, or such other place as the General Partner may from time to time designate to the Partners. The Partnership may maintain offices at such other place or places as the General Partner deems advisable.

1.4.         Power of Attorney. (a) Each Partner hereby constitutes and appoints the General Partner and the Liquidator (and any successor to either thereof by merger, assignment, election or otherwise) with full power of substitution as such Partner’s true and lawful agent and attorney-in-fact, with full power and authority in such Partner’s name, place and stead, to:

(i)            execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the General Partner or the Liquidator deems reasonable and appropriate or necessary to form, qualify, or continue the qualification of, the Partnership as a limited partnership (or partnership in which limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all instruments which the General Partner or the Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement made in accordance with its terms; (C) all conveyances and other instruments or documents which the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement. including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Partner pursuant to Article XI or Article XII; and

(ii)           execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement and/or appropriate or necessary, in the sole discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, however, that when the consent or approval of the Limited Partners is required by Section 13.2, the General Partner or the Liquidator may exercise the power of attorney made in this subsection (ii) only after obtaining the necessary consent or approval of the Limited Partners.

Nothing herein contained shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIV or as may be otherwise expressly provided for in this Agreement.

(b)           The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Partner or the transfer of all or any portion of such Partner’s Partnership Interest and shall extend to such Partner’s heirs, successors, assigns and personal representatives. Each such Partner hereby agrees to be bound by any representations made by the General Partner or the Liquidator, acting in good faith pursuant to such power of attorney; and each such Partner hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General

Partner or the Liquidator, taken in good faith under such power of attorney. Each Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the General Partner’s or the Liquidator’s request therefor, such further designations, powers of attorney and other instruments as the General Partner or the Liquidator deem necessary to effectuate this Agreement and the purposes of the Partnership.

1.5.         Term. The Partnership commenced upon the filing of the Certificate of Limited Partnership of the Partnership in accordance with the Delaware Act and shall continue in existence until the close of Partnership business on December 31, 2036 or until the earlier termination of the Partnership in accordance with the provisions of Article XIII.

ARTICLE II

DEFINITIONS

The following definitions shall be for all purposes, unless clearly indicated to the contrary, applied to the terms used in this Agreement:

“Adjusted Capital Account” means, with respect to any Partner, the balance, if any, in such Partner’s Capital Account as of the end of the relevant taxable year, after (i) crediting to such Capital Account any amounts that such Partner is obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations (cr is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations) and (ii) debiting to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 4.4(e) or (f).

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Value” means the fair market value of any property as determined by the General Partner using any reasonable method of valuation.

“Agreement” means this Second Amended and Restated Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.

“Allied Bruce” means Allied Bruce-Terminix Companies, Inc., an Arkansas corporation.

“Allied Bruce Contribution Agreement” means the Contribution Agreement dated December 22, 2000 among the Partnership, Allied Bruce, Robert J. Williams, Thomas B. Clement, T. Todd Martin and R. Mark Foster.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 4.4.

“Carrying Value” means (a) with respect to contributed property, the Agreed Value of such property reduced (but not below zero) by all depreciation, cost recovery and amortization deductions charged to the Capital Accounts pursuant to Section 4.4(d) with respect to such property, as well as any other reductions as a result of sales, retirements and other dispositions of assets included in a contributed property, as of the time of determination, (b) with respect to an Adjusted Property, the value of such property immediately following the adjustment provided in Section 4.4(e) or (f) reduced (but not below zero) by all depreciation, cost recovery and amortization deductions charged to the Capital Accounts pursuant to Section 4.4(d) with respect to such property, as well as any other reductions as a result of sales, retirements or dispositions of assets included in Adjusted Property, as of the time of determination, and (c) with respect to any other property, the adjusted basis of such property for federal income tax purposes as of the time of determination.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware pursuant to Section 7.2. as it may be amended and/or restated from time to time.

“Class A Limited Partner” means ServiceMaster Consumer Services or any Affiliate to which it transfers its Class A Limited Partner Partnership Interest in accordance with this Agreement.

“Class A Limited Partner Partnership Interest” means the ownership interest of a Class A Limited Partner in the Partnership.

“Class B Limited Partner” means Allied Bruce or any Affiliate to which it transfers its Class B Limited Partner Partnership Interests in accordance with this Agreement.

“Class B Limited Partner  Partnership Interest” means the ownership interest of a Class B Limited Partner in the Partnership.

“Class B Limited Partner Unit” means one percent (1%) of the Class B Limited Partner Partnership Interests.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Cost Recovery Deductions” means items of loss and deduction of the Partnership consisting of depreciation, amortization or similar cost recovery deductions.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Sections 17-101, et seq., as it may be amended from time to time, and any successor to such Act.

“Exchange Rights Agreement” means the Exchange Rights Agreement dated as of January 1, 2001 among ServiceMaster, ServiceMaster Consumer Services and Allied Bruce, in the form attached as Exhibit A.

“Fiscal Year” means the calendar year.

“General Partner” means Terminix International, Inc., a Delaware corporation.

“General Partner Partnership Interest” means the ownership interest of the General Partner in the Partnership.

“Limited Partner” means any person who is a Class A Limited Partner or a Class B Limited Partner.

“Liquidator” has the meaning specified in Section 13.3.

“Net Income Before Taxes and Cost Recovery Deductions” means an amount equal to the excess, if any, of (i) the aggregate amount of items of gross income and gain of the Partnership, over (ii) the aggregate amount of items of loss and deduction of the Partnership (excluding items consisting of Taxes or consisting of Cost Recovery Deductions).

“Net Loss Before Taxes and Cost Recovery Deductions” means an amount equal to the excess, if any, of (i) the aggregate amount of items of loss and deduction of the Partnership (excluding items consisting of Taxes or consisting of Cost Recovery Deductions), over (ii) the aggregate amount of items of gross income and gain of the Partnership.

“Nonrecourse Liability” means a liability (or that portion of a liability) with respect to which no Partner bears the economic risk of loss, as determined under Section 1.752-2 of the Treasury Regulations.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner) acceptable to the General Partner.

“Partner” means the General Partner, any Class A Limited Partner or any Class B Limited Partner.

“Partner Nonrecourse Debt” means any liability (or portion thereof) of the Partnership that constitutes debt which, by its terms, is nonrecourse to the Partnership and the Partners for purposes of Section 1.1001-2 of the Treasury Regulations, but for which a Partner bears the economic risk of loss, as determined under Section l.704-2(b)(4) of the Treasury Regulations.

“Partner Nonrecourse Debt Minimum Gain” means an amount of gain characterized as “partner nonrecourse debt minimum gain” under Sections 1.704-2(i)(2) and 1.704-2(i)(3) of the Treasury Regulations. Subject to the preceding sentence, Partner Nonrecourse Debt Minimum Gain will mean an amount, with respect to each Partner Nonrecourse Debt, equal to the Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability.

“Partnership” means the limited partnership organized pursuant to this Agreement.

“Partnership Interest” means the ownership interest of a Partner in the Partnership.

“Partnership Minimum Gain” means the amount determined by computing with respect to each Nonrecourse Liability of the Partnership the amount of book gain, if any, that would be realized by the Partnership if it disposed of the property securing such liability in full satisfaction thereof, and by then aggregating the amounts so computed.

“Person” means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of January 1, 2001 between ServiceMaster and Allied Bruce, in the form attached as Exhibit B.

“Section 705(a)(2)(B) Expenditure” means any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code and any expenditure considered to be an expenditure described in Section 705(a)(2)(B) of the Code pursuant to Section 704(b) of the Code and the Treasury Regulations thereunder.

“ServiceMaster” means The ServiceMaster Company, a Delaware corporation.

“ServiceMaster Consumer Services” means ServiceMaster Consumer Services, L.P., a Delaware limited partnership.

“Taxes” means items of loss or deduction of the Partnership relating to taxes or other governmental charges based on income.

“Treasury Regulations” means the regulations promulgated by the United States Treasury Department.

ARTICLE III

PURPOSE

The purpose and business of the Partnership shall be the conduct of a termite inspection and extermination, pest control and product sales business, including the acquisition, management, operation and disposition of the properties contributed to the Partnership under the Allied Bruce Contribution Agreement: the carrying on of any business relating thereto or arising therefrom; the entering into of any partnership, joint venture or other similar arrangement to engage in any of the foregoing; and anything incidental or necessary to the foregoing, all for the production of income and profit.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1.         General Partner. The General Partner shall not be required to contribute to the capital of the Partnership except as expressly required pursuant to the provisions of this Agreement. The General Partner will at all times while serving in such capacity be entitled to a 1% participation in the Partnership’s income, gains, losses, deductions and credits, determined after excluding income, gain, loss, deductions and credits allocated to the Class B Limited Partners (all in accordance with Article V) but only for so long as it continues to serve in such capacity.

4.2.         Class B Limited Partner. Concurrently with the execution and delivery of this Agreement, the Closing (as defined in the Allied Bruce Contribution Agreement) is occurring, the Partnership is issuing to Allied Bruce 100 Class B Limited Partner Units and the Exchange Rights Agreement and the Registration Rights Agreement are being executed and delivered by the parties thereto.

4.3.         Allocation of Consideration for Contribution under Allied Bruce Contribution Agreement. Within 90 days following the date hereof, the Partnership shall deliver to Allied Bruce, for its review and approval, a schedule (the “Allocation Schedule”) allocating the consideration for the contribution under the Allied Bruce Contribution Agreement among the Assets (as defined in the Allied Bruce Contribution Agreement). The Allocation Schedule shall be reasonable and shall be prepared in accordance with the methodology used under Section 1060 of the Code and the regulations thereunder and in a manner consistent with Allied Bruce’s initial Capital Account balance as set forth on Schedule A. Allied Bruce shall have 30 days in which to review the proposed Allocation Schedule and deliver to the Partnership a written response that Allied Bruce either agrees or disagrees with the proposed Allocation Schedule. If Allied Bruce does not respond to the Partnership within such 30 day period, Allied Bruce shall be deemed to have agreed with the Allocation Schedule. If Allied Bruce disagrees with the proposed Allocation Schedule, which disagreement shall not be unreasonable, Allied Bruce shall specify its reason(s) for disagreement in its written notice to the Partnership. Allied Bruce and the Partnership shall attempt to reconcile Allied Bruce’s disagreement, and if such disagreement cannot be reconciled within 20 days of receipt of Allied Bruce’s notice to the Partnership, the allocations shall be determined by a nationally-recognized public accounting firm promptly selected jointly by Allied Bruce and the Partnership. Each party will furnish such accounting firm with such information as such accounting firm deems necessary for the determination of the Allocation Schedule. The determination by such accounting firm shall be reached not later than 90 days following the engagement of such accounting firm and shall be final and binding on Allied Bruce and the Partnership upon receipt of the accounting firm’s report, and the fees and expenses of such accounting firm shall be borne equally by the Partnership and Allied Bruce. Allied Bruce and the Partnership agree to file all federal, state, local and foreign tax returns in accordance with the final Allocation Schedule.

4.4.         Capital Accounts.

(a)           A separate Capital Account shall be established and maintained for each Partner in accordance with federal income tax accounting principles, maintained in accordance with Treasury Regulation Section 1.704-1(b). The Capital Account of each Partner shall be increased by: (i) the amount of any cash and the fair market value of any property contributed to the Partnership by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to); (ii) the amount of Partnership income and gain or items thereof allocated to such Partner (including income and gain exempt from tax and income and gain described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation Section 1.704-1(b)(4)(i)); and (iii) other items to the extent mandated by Treasury Regulation Section 1.704-1(b). The Capital Account of each Partner shall be reduced by: (i) the amount of money distributed to the Partner by the Partnership; (ii) the fair market value of property distributed by the Partnership to the Partner (net of liabilities secured by such distributed property that the Partner is considered to assume or take subject to); (iii) the amount of Partnership losses and deductions or items thereof (including Sections 705(a)(2)(B) Expenditures and losses and deductions or items thereof described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g), but excluding items described in Treasury Regulation Section 1.704(b)(4)(i)) allocated to the Partner; (iv) such Partner’s pro rata share (determined in the same manner as such Partner’s share of income, gains, losses, deductions or credits) of any other expenditures of the Partnership which are not deductible in computing the Partnership’s taxable income and which are not properly capitalized; and (v) other items to the extent mandated by Treasury Regulation Section 1.704-1(b).

(b)             Schedule A sets forth each Partner’s Capital Account balance immediately after the contribution to the Partnership made by Allied Bruce pursuant to the Allied Bruce Contribution Agreement.

(c)           Upon the transfer of Partnership interests after the date of this Agreement in accordance with the terms hereof, the Capital Account of the transferor Partner that is attributable to the transferred Partnership Interest will be carried over to the transferee Partner or assignee of a Partner upon written notification to the Partnership from such transferor Partner but, if the Partnership has an election in effect under Section 754 of the Code, the Capital Account will be adjusted to reflect any adjustment required as a result thereof by the Treasury Regulations promulgated pursuant to Section 704(b) of the Code.

(d)           For purposes of computing Net Income Before Taxes and Cost Recovery Deductions, Net Loss Before Taxes and Cost Recovery Deductions, Cost Recovery Deductions and Taxes, realization, recognition and classification of any item of income, gain, loss or deduction for Capital Account purposes shall be the same as its realization, recognition and classification for federal income tax purposes; provided, however, that:

(i)            any deductions for depreciation, amortization or similar cost recovery deduction attributable to property contributed to the partnership by a Partner shall be determined as if the adjusted tax basis of such property on the date it was contributed to the Partnership was equal to the Agreed Value of such property. Upon adjustment pursuant to Section 4.4(e) or 4.4(f) of the Carrying Value of the Partnership property subject to depreciation, amortization or similar cost recovery deduction, any further deductions for such depreciation, cost recovery or amortization shall be determined as if the adjusted tax basis of such property was equal to its Carrying Value immediately following such adjustment. Any deductions for depreciation, amortization or similar cost recovery deduction under this Section 4.4(d) shall be computed in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3) (and, to the extent applicable, Treasury Regulations Section 1.704-3(d)(2)).

(ii)           any income, gain or loss attributable to the taxable disposition of any property shall be determined by the Partnership as if the adjusted tax basis of such property as of such date of disposition was equal in amount to the Carrying Value of such property as of such date.

(iii)          all items incurred by the Partnership that can neither be deducted nor amortized under Section 709 of the Code shall, for purposes of Capital Accounts, be treated as an item of deduction and shall be allocated among the Partners pursuant to Article V.

(e)           Except as may otherwise be expressly provided in this Agreement immediately prior to the contribution to the Partnership by a new or existing Partner of cash or property, or any transaction contemplated by Section 8(b) or 8(c) of the Exchange Rights Agreement, the Capital Accounts of all Partners and the Carrying Values of all Partnership properties immediately prior to such contribution shall be adjusted (consistent with the provisions hereof and with the Treasury Regulations under Section 704 of the Code) upward or downward to reflect any gain or loss (as determined for Capital Account purposes) with respect to each Partnership property, as if such gain or loss had been recognized upon an actual sale of each such item of Property immediately prior to such contribution and had been allocated to the Partners in accordance with Article V.

(f)            Immediately prior to the distribution of any Partnership property (other than cash) or the distribution of cash to a retiring or continuing Partner as consideration for an interest in the Partnership, or any transaction contemplated by Section 8(b) or 8(c) of the Exchange Rights Agreement, the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted (consistent with the provisions hereof and Treasury Regulations under Section 704 of the Code) upward or downward to reflect any gain or loss (as determined for Capital Account purposes) with respect to each Partnership property, as if such gain or loss had been recognized upon an actual sale of each such item of Property immediately prior to such contribution and had been allocated to the Partners in accordance with Article V.

4.5.         Interest. No interest shall be paid by the Partnership on capital contributions or on balances in Partners’ Capital Accounts.

4.6.         Withdrawal. A Partner shall not be entitled to withdraw any part of such Partner’s Capital Contribution or such Partner’s Capital Account or to receive any distribution from the Partnership, except as provided in Article VI and Article XIII,

4.7.        Loan from Partners. Loans by a Partner to the Partnership shall not be considered capital contributions. If any Partner shall advance funds to the Partnership in excess of the amounts required hereunder to be contributed by it to the capital of the Partnership, the making of such advances shall not result in any increase in the amount of the Capital Account of such Partner. The amounts of any such advances shall be a debt of the Partnership to such Partner and shall be payable or collectible only out of the Partnership assets in accordance with the terms and conditions upon which such advances are made. All such advances shall be made on terms at least as favorable as the Partnership could bargain for at arms length with unrelated third party lenders.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.1.         Determination of Income, Gain, Loss, Deduction and Credit. The income, gain, loss, deduction and credit of the Partnership (including Net Income (or Net Loss) Before Taxes and Cost Recovery Deductions, Taxes, and Cost Recovery Deductions) shall be determined for each Fiscal Year in accordance with the accrual method of accounting within 90 days after the end of such Fiscal Year.

5.2.         Allocation of Net Income Before Taxes and Cost Recovery Deductions and Net Loss Before Taxes and Cost Recovery Deductions. Except as otherwise provided herein, Net Income Before Taxes and Cost Recovery Deductions and Net Loss Before Taxes and Cost Recovery Deductions shall be allocated with respect to each Fiscal Year in the following manner:

(a)           Net Loss Before Taxes and Cost Recovery Deductions.  Any Net Loss Before Taxes and Cost Recovery Deductions shall be allocated as follows:

(i)            first, Net Loss Before Taxes and Cost Recovery Deductions shall be allocated with respect to the General Partner Partnership Interest, Class A Limited Partner Partnership Interest and Class B Limited Partner Partnership Interests to the extent of, and in proportion to, their respective positive Adjusted Capital Account balances, provided that in no event will the General Partner Partnership Interest be allocated less than 1% of the aggregate amount allocated under this Section 5.2(a)(i) with respect to any Fiscal Year (with any amount allocated with respect to the General Partner Partnership Interest in excess of the amount that would have been so allocated without regard to this proviso reducing the amount allocated with respect to the Class A Limited Partner Partnership Interest); and

(ii)           second, any remaining Net Loss Before Taxes and Cost Recovery Deductions shall be allocated 1% with respect to the General Partner Partnership Interest and 99% with respect to the Class A Limited Partner Partnership Interests.

(b)           Net Income Before Taxes and Cost Recovery Deductions. Any Net Income Before Taxes and Cost Recovery Deductions shall be allocated as follows:

(i)            first, Net Income Before Taxes and Cost Recovery Deductions shall be allocated 1% with respect to the General Partner Partnership Interest, 83% with respect to the Class A Limited Partner Partnership Interests and 16% with respect to the Class B Limited Partner Partnership Interests until the amount allocated, and previously allocated, with respect to the Class B Limited Partner Partnership Interests under this Section 5.2(b)(i) equals the amount distributed, and previously distributed, with respect to the Class B Limited Partner Partnership Interests under Section 6.1(b) (including, without duplication, amounts deemed distributed under Section 6.1(b) by reason of the second proviso of Section 6.1(b)(i) or by reason of Section 6.2); and

(ii)           second, any remaining Net Income Before Taxes and Cost Recovery Deductions shall be allocated 1% with respect to the General Partner Partnership Interest and 99% with respect to the Class A Limited Partner Partnership Interest.

(c)           Taxes and Cost Recovery Deductions. Any Taxes and Cost Recovery Deductions shall be allocated 1% with respect to the General Partner Partnership Interest and 99% with respect to the Class A Limited Partner Partnership Interests.

(d)           Any allocation with respect to Class B Limited Partner Partnership Interests shall be allocated among the Class B Partners pro rata in accordance with Class B Limited Partner Units.

(e)           To the extent Net Income Before Taxes and Cost Recovery Deductions or Net Loss Before Taxes and Cost Recovery Deductions, as appropriate, is sufficient to partially, but is insufficient to fully, allocate Net Income Before Taxes and Cost Recovery Deductions or Net Loss Before Taxes and Cost Recovery Deductions in accordance with a clause of Section 5.2(a) or Section 5.2(b), the allocation pursuant to such clause shall be made among the relevant Partnership Interests in proportion to the amount that would have been allocated with respect to each such Partnership Interest had sufficient Net Income Before Taxes and Cost Recovery Deductions or Net Loss Before Taxes and Cost Recovery Deductions been available to make a full allocation under such clause.

5.3.         Allocation in Event of Transfer. If any Partnership Interest is transferred, increased or decreased during the year, all items of income, gain, loss and deduction recognized by the Partnership during such year shall be allocated among the Partners to take into account the Partners’ varying interests during the year in a manner permitted by the Code and Treasury Regulations and selected by the General Partner.

5.4.         Allocation of Income and Losses on Distribution of Assets in Kind. If all or a portion of the assets of the Partnership are to be distributed to the Partners in kind, the Capital Accounts of the Partners shall be:

(a)           increased by the income and gain which would have been recognized by the Partnership if the assets to be distributed in kind were sold by the Partnership at a price equal to the fair market value of such assets and any such income and gain were allocated among the Partners in accordance with the provisions of this Article V; or

(b)           decreased by the loss which would have been recognized by the Partnership if the assets to be distributed in kind were sold by the Partnership at a price equal to the fair market value of such assets and any such loss were allocated among the Partners in accordance with the provisions of this Article V.

For purposes hereof, “fair market value” shall be an amount agreed upon unanimously by the Partners within 30 days of a determination to distribute assets in kind pursuant hereto, and if not so agreed, by appraisal performed by an appraiser selected in the reasonable good faith discretion of the General Partner, provided such appraiser shall be an M.A.I. appraiser with at least five years prior experience in valuing similar assets.

5.5.         Elections. In the event of a transfer of any Partnership Interests, the Partnership shall elect pursuant to Section 754 of the Code to adjust the basis of the Partnership’s assets. Each Partner agrees to furnish the Partnership with all information necessary to give effect to such election.

5.6.         Recharacterization of Fees and Guaranteed Payments. Notwithstanding anything to the contrary herein, in the event that any fees, interest, or other amounts paid or payable to any Partner or any of its Affiliates (or any fees paid or payable to a third party) are deducted by the Partnership in reliance in Section 707(a) or 707(c) of the Code (or would so be if such payee were treated as a Partner), and such fees, interest, or other amounts are disallowed as deductions to the Partnership and are recharacterized as Partnership distributions, then there shall be allocated to such Partner prior to the allocations otherwise pursuant to this Article V, an amount of Partnership gross revenues for the year in which such fees, interest or other amounts are treated as Partnership distributions in an amount equal to such fees. interest or other amounts treated as distributions.

5.7.         Imputation of Profit or Loss. Notwithstanding anything to the contrary in this Agreement, and to the extent that, as a result of the Partnership engaging in any transaction with any Partner, any Partner is deemed to recognize income as a result of any transaction between such Partner and the Partnership pursuant to Sections 1272-1274, Section 7872, Section 483 or Section 482 of the Code, or any similar provision now or hereafter in effect, or the Partnership is deemed to receive income under any of these provisions, any corresponding resulting loss, deduction or income of the Partnership shall be allocated to the Partner who engaged in such transaction with the Partnership.

5.8.         Allocation of Nonrecourse Deductions. Items of loss, deduction and Section 705(a)(2)(B) Expenditures attributable, under Section 1.704-2(c) of the Treasury Regulations, to increases in the Partnership Minimum Gain shall be allocated, as provided in Section 1.704-2(e) of the Treasury Regulations, 1% to the General Partner and 99% to the Class A Limited Partners.

5.9.         Allocation of Partner Nonrecourse Deductions. Notwithstanding the provisions of Sections 5.1 and 5.2, items of loss, deduction and Section 705(a)(2)(B) Expenditures attributable, under Section 1.704-2(i) of the Treasury Regulations, to Partner Nonrecourse Debt shall (prior to any allocation pursuant to Section 5.2) be allocated, as provided in Section 1.704-2(i) of the Treasury Regulations, to the Partners in accordance with the ratios in which they bear the economic risk of loss for such debt for purposes of Section 1.752-2 of the Treasury Regulations.

5.10.       Minimum Gain Chargeback. If there is a net decrease in the Partnership Minimum Gain during a taxable year of the Partnership, the minimum gain chargeback described in Sections 1.704-2(f) and (g) of the Treasury Regulations shall apply.

5.11.       Partner Minimum Gain Chargeback. If during a taxable year of the Partnership there is a net decrease in Partner Nonrecourse Debt Minimum Gain, any Partner with a share of that Partner Nonrecourse Debt Minimum Gain (determined under Section 1.704-2(i)(5) of the Treasury Regulations) as of the beginning of the year must be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Partner’s share of such net decrease in accordance with Section 1.704-2(i) of the Treasury Regulations.

5.12.       Qualified Income Offset. Pursuant to Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations, income of the Partnership shall be allocated, after the allocations required by Sections 5.1 and 5.2 but before any other allocation required by this Article V, to the Partners with deficit balances in their Adjusted Capital Accounts in an amount and manner sufficient to eliminate such deficit balances as quickly as possible. This Section 5.12 is intended to satisfy the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

5.13.       Limitations on Loss Allocation. Notwithstanding any other provision of this Agreement to the contrary, no item of loss or deduction of the Partnership shall be allocated to a Limited Partner if such allocation would result in a negative balance in such Partner’s Adjusted Capital Account. Such loss or deduction shall be allocated first among the Partners with positive balances in their Adjusted Capital Accounts in proportion to (and to the extent of) such positive balances and thereafter in accordance with their interests in the Partnership as determined under Section 1.704-1(b)(3) of the Treasury Regulations.

5.14.       Curative Allocations. If any items of income and gain (including gross income) or loss, deduction and Section 705(a)(2)(B) Expenditures (as determined under the principles of Section 4.4(d)) are allocated to a Partner pursuant to Section 5.8, 5.9, 5.10, 5.11, 5.12 or 5.13, then, prior to any allocation pursuant to Section 5.2 and subject to Sections 5.8, 5.9, 5.10, 5.11, 5.12 or 5.13, items of income and gain (including gross income) and items of loss, deduction and Section 705(a)(2)(B) Expenditures (as so determined) for subsequent periods shall be allocated to the Partners in a manner designed to result in each Partner’s Capital Account having a balance equal to what it would have been had such allocation of items of income and gain (including gross income) or loss, deduction and Section 705(a)(2)(B) Expenditures not occurred under Section 5.8, 5.9, 5.10, 5.11, 5.12 or 5.13. In exercising their discretion under this Section 5.14, the Partners shall take into account future allocations under Sections 5.10 and 5.11 that, although not yet made, are likely to offset other allocations previously made under Sections 5.8 and 5.9.

5.15.       Interest in Partnership Profits. The method for allocating excess nonrecourse liability shall be determined by the General Partner in accordance with Section 1.752-3(a)(3) of the Treasury Regulations. To the extent the allocation of excess nonrecourse liability is determined in accordance with the partners’ share of partnership profits, the partners’ interest in partnership profits shall be deemed to be 99% to the Class A Limited Partner Partnership Interests and 1% to the General Partner Partnership Interest.

5.16.       Book/Tax Disparities; Section 754 Elections; etc.

(a)           In the case of property contributed to the Partnership, items of income, gain, loss, deduction and credit, as determined for federal income tax purposes, shall be allocated first in a manner consistent with the requirements of Section 704(c) of the Code by using any method described in Treasury Regulations Section 1.704-3 selected in good faith by the General Partner to take into account the difference between the Agreed Value of such property and its adjusted tax basis at the time of contribution; provided, however that, with respect to assets contributed by Allied Bruce pursuant to the Allied Bruce Contribution Agreement, the “traditional method” described in Treasury Regulations Section 1.704-3(b) shall be used.

(b)           In the case of Adjusted Property, such items shall be allocated in a manner consistent with the principles of Section 704(c) of the Code by using method described in Treasury Regulations Section 1.704-3 selected in good faith by the General Partner to take into account the difference between the Carrying Value of such property and its adjusted tax basis; provided, however, that with respect to assets held by the Partnership immediately prior to the contribution by Allied Bruce pursuant to the Allied Bruce Contribution Agreement, the “traditional method” described in Treasury Regulations Section 1.704-3(b) shall be used. If the Adjusted Property was originally contributed to the Partnership, the allocation required by this Section 5.16(b) shall also take into account the requirements of Section 5.16(a).

(c)           All items of income. gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustment permitted by Sections 734 and 743 of the Code.

ARTICLE VI

DISTRIBUTIONS OF CASH

6.1.         Distributions of Cash. Except as otherwise provided in this Agreement or required by law, distributions of cash shall be made not later than 60 days following the end of each fiscal quarter of the Partnership in the following manner:

(a)           Except as otherwise provided in this Agreement or required by law, not later than ten (10) days following the end of each calendar month, cash equal to six thousand dollars ($6,000) shall be paid per Class B Limited Partner Unit as an advance against amounts anticipated to be distributable with respect to such Class B Limited Partner Unit under Section 6.1(b);

(b)           Except as otherwise provided in this Agreement or required by law, not later than sixty (60) days following the end of each fiscal quarter of the Partnership distributions of cash shall be made in the following manner:

(i)            first, cash not in excess of the amount of the Partnership’s income before taxes for the fiscal quarter most recently ended, as determined in accordance with United States generally accepted accounting principles, shall be distributed 1% with respect to the General Partner Partnership Interest, 83% with respect to the Class A Limited Partner Partnership Interest and 16% with respect to the Class B Limited Partner Partnership Interests (pro rata in accordance with outstanding Class B Limited Partner Units) until the amount distributed, and previously distributed, pursuant to this Section 6.1(b)(i) with respect to each then outstanding Class B Limited Partner Unit equals $20,000 for each fiscal quarter of the Partnership, from and including the fiscal quarter ending March 31, 2001 through and including the fiscal quarter most recently ended as of the date of the distribution; provided, however, that the amount otherwise distributable with respect to a Class B Limited Partner Unit pursuant to this Section 6.1(b)(i) shall be reduced by the aggregate advances previously made with respect to such Class B Limited Partner Unit under Section 6.1(a) to the extent such advances previously have neither been taken into account under this proviso to reduce amounts otherwise distributable with respect to such Class B Limited Partner Unit nor repaid to the Partnership by present or former Class B Limited Partners pursuant to Section 6.1(c); provided further, that amounts otherwise distributable but for the preceding proviso shall be treated as having actually been distributed for purposes of this Agreement; and

(ii)           second, if and to the extent determined by the General Partner with respect to any fiscal quarter, available cash in excess of the amount of unreimbursed cash advanced under Section 6.1(a) and cash distributed under Section 6.1(b)(i) with respect to such fiscal quarter shall be distributed 1% with respect to the General Partner Partnership Interests and 99% with respect to the Class A Limited Partner Partnership interests.

(c)           If, as of sixty-one (61) days following the end of each fiscal quarter, the present and any former holder of a Class B Limited Partner Unit have, in the aggregate, previously received advances under Section 6.1(a) with respect to that Unit in excess of the portion of such advances that previously has either been taken into account under the first proviso of Section 6.1(b)(i) to reduce amounts otherwise distributable with respect to such Class B Limited Partner Unit or been repaid to the Partnership by the present or any former holder of such Class B Limited Partner Unit pursuant to this Section 6.1(c), the present holder (or, if there is no present holder, the most recent holder) of such Class B Limited Partner Unit shall, within ten (10) days thereafter, pay to the Partnership an amount equal to such excess.

6.2.         Set-Off Right. Notwithstanding Section 6.1, if at any time a distribution of cash is to be made with respect to a Class B Limited Partner Unit (other than one held by ServiceMaster or a ServiceMaster Affiliate), the Partnership is entitled under the Allied Bruce Contribution Agreement to indemnity payments from Allied Bruce or any Principal (as defined in the Allied Bruce Contribution Agreement) which have not been paid to the Partnership, the Partnership shall be entitled to set off such indemnity payments against the amount otherwise payable with respect to such Class B Limited Partner Units (other than any held by

ServiceMaster or a ServiceMaster Affiliate); provided, that the amount of the distribution used to satisfy such indemnity payment shall be treated as having been made to the Class B Limited Partners for purposes of Section 4.4 and Section 6.1(b).

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

7.1.         Management.

(a)           The General Partner shall conduct, direct and exercise full control over all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no other Partner shall have any right of control or management powers over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provisions of this Agreement, the General Partner shall have full power and authority to do all of the things deemed necessary or desirable by it to conduct the business of the Partnership, subject to the terms of this Agreement, including (i) the making of any expenditures, the borrowing of money, the guaranteeing of indebtedness and other liabilities, the issuance of evidences of indebtedness, and the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership in the ordinary course of its business; (ii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership and the merger of the Partnership with or into another entity; (iii) the use of the assets of the Partnership (including cash on hand) for any purpose and on any terms it sees fit, including the financing of the conduct of the operations of the Partnership, the lending of funds to other Persons and the repayment of obligations of the Partnership; (iv) the negotiation and execution on any terms deemed desirable in its sole discretion and the performances of any contracts, conveyances or other instruments that it considers useful or necessary to the conduct of the Partnership operations or the implementation of its powers under this Agreement; (v) the distribution of Partnership cash as provided for herein; (vi) the selection and dismissal of employees and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring; (vii) the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary; (viii) the formation of any further limited or general partnerships, joint ventures or other relationships that it deems desirable in the ordinary course of business; and (ix) the control of any matters affecting the rights and obligations of the Partnership, including the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation.

(b)           The participation by the General Partner in any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners under this Agreement or under applicable law.

7.2.         Certificate of Limited Partnership. The General Partner shall cause to be filed such certificates or documents as may be determined by the General Partner to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the Limited Partner has limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business. To the extent that the General Partner in its sole discretion determines such action to be reasonable and necessary or appropriate and not in contravention of this Agreement, the General Partner shall file amendments to the Certificate of Limited Partnership and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) under the laws of the State of Delaware or any other state in which the Partnership may elect to do business. Subject to applicable law, the General Partner may omit from the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Delaware and from any other certificates or documents filed in any other state in order to qualify the Partnership to do business therein, and from all amendments thereto, the name and address of the Limited Partners and information relating to the capital contributions and share of profits of the Limited Partners.

7.3.         Reliance by Third Parties. Any other provision of this Agreement to the contrary notwithstanding, no lender or purchaser, including any purchaser of property from the Partnership or any other Person dealing with the Partnership, shall be required to look to the application of proceeds hereunder or to verify any representation by the General Partner as to the extent of the interest in the assets of the Partnership that the General Partner is entitled to encumber. sell or otherwise use. and any such lender or purchaser shall be entitled to rely exclusively on the representations of the General Partner as to its authority to enter into such financing or sale arrangements and shall be entitled to deal with the General Partner on behalf of the Partnership or a Partnership purpose as if it were the sole party in interest therein, both legally and beneficially. In no event shall any Person dealing with the General Partner or the General Partner’s representative with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the General Partner or the General Partner’s representative; and every contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by the General Partner or the General Partner’s representative with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and/or delivery thereof this Agreement was in full force and effect, (b) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (c) the General Partner or the General Partner’s representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

7.4.        Compensation and Reimbursement of the General Partner.

(a)          The General Partner shall be reimbursed for all expenses, disbursements and advances incurred or made in connection with the organization of the Partnership, the qualification of the Partnership and the General Partner conducting Partnership business.

(b)         The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole discretion, for all direct expenses it incurs or makes on behalf of the Partnership (including amounts paid by the General Partner to any

Person to perform services to the Partnership and for that portion of he General Partner’s and its Affiliates’ in-house legal and accounting costs and expenses, telephone, secretarial, aircraft, travel and entertainment expenses, office rent and other office expenses, salaries and other compensation expenses of employees, officers and directors, other administrative expenses and other expenses all of which are necessary or appropriate to the conduct of the Partnership’s business, allocable to the Partnership.

7.5.         Outside Activities. Any Affiliate of the General Partner and any director, officer, partner or employee of the General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership and may engage in any other business and activities for their own account and for the account of others, including business interests and activities that conflict with or are in direct competition with the Partnership. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement or their partnership relationship created hereby in any business ventures of any Affiliate of the General Partner or any director, officer, partner or employee of the General Partner or an Affiliate of the General Partner.

7.6.         Partnership Funds. The funds of the Partnership shall be deposited in such account or accounts as are designated by the General Partner. The General Partner may, in its sole discretion, deposit funds of the Partnership in a central disbursing account maintained by or in the name of the General Partner or the Partnership in which funds of the Partnership and other Persons are also deposited, provided that at all times books of account are maintained which show the amount of funds of the Partnership on deposit in such account. The General Partner may use the funds of the Partnership as compensating balances for its benefit, provided that such funds do not directly or indirectly secure, and are not otherwise at risk on account of, any indebtedness or other obligation of the General Partner or any director, officer, partner, employee or affiliate thereof. All withdrawals from or charges against such accounts shall be made by the General Partner or by its officers or agents. Funds of the Partnership may be invested as determined by the General Partner, except in connection with acts otherwise prohibited by this Agreement.

7.7.         Loans to or from the General Partner; Contracts with Affiliates. (a) The General Partner or any Affiliate thereof may lend to the Partnership funds needed by the Partnership for such period of time as the General Partner may determine; provided, however, that the General Partner or such Affiliate may not charge the Partnership interest at a rate greater than the rate (including points or other financing charges or fees) that would be charged the Partnership (without reference to the General Partner’s or any Limited Partner’s financial abilities or guaranties) by unrelated lenders on comparable loans. The Partnership shall reimburse the General Partner or any Affiliate, as the case may be, for any costs incurred by it in connection with the borrowing of funds obtained by the General Partner or such Affiliate and loaned to the Partnership.

(b)           The General Partner may itself, or may enter into an agreement with an Affiliate to, render services for the Partnership. Any service rendered to the Partnership by the General Partner or any such Affiliate shall be on terms that are fair and reasonable to the Partnership. The provisions of  Section 7.4 apply to the rendering of services described in this Section 7.7(b).

(c)           The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with applicable law as the General Partner deems appropriate.

(d)           Neither the General Partner nor any Affiliate thereof shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership.

7.8.         Indemnification of the General Partner. (a) To the fullest extent permitted by law, each of the General Partner, its Affiliates and their directors, officers, partners, employees and agents and the Special General Partner and its directors, officers, employees and agents (the “Indemnitees”) shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint and several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of its status as (i) a general partner or an Affiliate thereof, (ii) a director, officer, partner, employee or agent of one of the General Partner or an Affiliate thereof or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity, which relate to or arise out of the Partnership, its property, business or affairs, regardless of whether the Indemnitee continues to be the General Partner or an Affiliate thereof or a director, officer, partner, employee or agent of the General Partner or an Affiliate thereof at the time any such liability or expense is paid or incurred, if (A) the Indemnitee acted in good faith and in a manner it in good faith believed to be in, or not opposed to, the best interests of the Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful, and (B) the Indemnitee’s conduct did not constitute gross negligence or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in (A) or (B) above. Any indemnification pursuant to this Section 7.8 shall be made only out of the assets of the Partnership.

(b)           All expenses or costs which are incurred by the Partnership, and reasonably required by a ServiceMaster Affiliate due to its relationship to a ServiceMaster affiliate, will be allocated to the Partnership, and included in operating expenses for all accounting purposes. The Partnership may elect to purchase legal services, accounting services, management information services and other services from ServiceMaster Affiliates, at the cost of such services to such ServiceMaster Affiliates.

(c)           To the fullest extent permitted by law, expenses (including legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section.

(d)           The indemnification provided by this Section 7.8 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, vote of the Partners, as a matter of law or otherwise, both as to action in the Indemnitee’s capacity as a General Partner or an Affiliate or as a director, officer or employee of the General Partner or an Affiliate and to action in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(e)           The Partnership may purchase and maintain insurance on behalf of the General Partner and such other Persons as the General Partner shall determine against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(f)            In no event may an Indemnitee subject the Limited Partners to personal liability or liability in excess of such parties’ Capital Contribution by reason of these indemnification provisions.

(g)           An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.8 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)           The provisions of this Section 7.8 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.

7.9.          Liabilities of the General Partner and Affiliates. (a) Neither the General Partner, its Affiliates nor their directors, officers, Partners, employees or agents shall be liable to the Partnership, the Class A Limited Partners, the Class B Limited Partners or to any Persons who have acquired interests in the Class B Limited Partner Units, for errors in judgment or for any acts or omissions taken in good faith.

(b)           The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder whether directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

7.10.       Resolution of Conflicts of Interest.

(a)           Unless otherwise expressly provided herein (i) whenever a conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, on the other hand, or (ii) whenever this Agreement or any other agreement contemplated herein provides that the General Partner shall act in a manner which is, or provides terms which are, fair and reasonable to the Partnership, the General Partner shall resolve such conflict of interest, take such action or provide such terms considering, in each case, the relative interests of each party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner shall not constitute a breach of this Agreement or any other agreement contemplated herein or therein.

(b)           Whenever in this Agreement, and subject to the obligation of the General Partner to abide by all the terms of this Agreement, the General Partner is permitted or required to make a decision (i) in its “sole discretion” or “discretion”, with “complete discretion” or under a grant of similar authority or latitude, the General Partner shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or any of the other Partners, or (ii) in its “good faith” or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, or any other agreement contemplated herein or therein.

7.11.       Other Matters Concerning the General Partner. (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instruments, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)           The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, and other consultants and advisers selected by it, and any opinion of such Persons as to matters which the General Partner believes to be within such Persons’ professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the General Partner hereunder in good faith and in accordance with such opinion.

7.12.       Title to Partnership Assets. Title to Partnership assets, whether real personal or mixed, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner shall be held in trust by the General Partner for the use and benefit of the Partnership in accordance with the terms or provisions of this Agreement. All Partnership assets shall be recorded as the property of the Partnership on its books and records irrespective of the name in which legal title to such Partnership assets is held.

ARTICLE VIII

RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS

8.1.         Limitation of Liability. None of the Limited Partners shall have any liability under this Agreement except as provided in this Agreement or in the Delaware Act.

8.2.         Management of Business. No Limited Partner shall take part in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by a director, officer, general partner, employee or agent of any Limited Partner or its Affiliate in its capacity as such shall not affect, impair or eliminate the limitations on liability of any Limited Partner under this Agreement.

8.3.         Return of Capital. No Limited Partner shall be entitled to the withdrawal or return of such Partner’s capital contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement.

8.4.         Rights of Limited Partners Relating to the Partnership.

(a)           Each Limited Partner shall have the right for any purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon reasonable demand (which demand shall be in writing and state the purpose of such demand) at the expense of the Partnership, to obtain from the General Partner:

(i)                true and full information regarding the status of the business and financial condition of the Partnership;

(ii)               promptly after becoming available, a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii)              a current list of the name and last known business, residence or mailing address of each Partner;

(iv)             a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with executed copies of any powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(v)              true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi)             such other information regarding the affairs of the Partnership as is just and reasonable.

(b)           Notwithstanding the other provisions hereof, the General Partner may keep confidential from each Limited Partner for such period of time as the General Partner deems reasonable, any information which the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interest of the Partnership or could damage the Partnership or its business or which the Partnership is required by law or by agreements with third parties to keep confidential.

ARTICLE IX

BOOKS, RECORDS AND ACCOUNTING

9.1.         Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business. Any records maintained by the Partnership in the regular course of its business, including the record of the holders of partnership interests, books of account and records of Partnership proceedings, may be kept in other than a written form if such form is convertible into written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles consistently applied. All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made in good faith by the General Partner.

9.2.         Other Information. The General Partner may release such information concerning the operations of the Partnership to such source as is customary in the industry or required by law or regulation of any regulatory body.

ARTICLE X

TAX MATTERS

10.1.       Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items necessary for federal and state income tax purposes and shall furnish to Partners within 90 days of the close of the taxable year the tax information reasonably required for federal and state income tax reporting purposes. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the cash or accrual method of accounting for federal income tax purposes, as the General Partner shall determine in its sole discretion. The taxable year of the Partnership shall be the calendar year, unless another taxable year is required by Section 706 of the Code or the Treasury Regulations thereunder.

10.2.     Tax Elections. Except as otherwise provided herein, the General Partner shall, in its sole discretion, determine whether to make any available election pursuant to the Code. Notwithstanding the foregoing, the General Partner shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the rights to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Class A Limited Partners.

10.3.       Tax Controversies. Subject to the provisions hereof, the General Partner is designated the Tax Matters Partner (as defined in the Code), and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith.

10.4.       Organization Expenses. The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a 60-month period as provided in Section 709 of the Code.

10.5.       Taxation as a Partnership. No election shall be made by the Partnership or any Partner for the Partnership to be excluded from the application of any of the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws.

ARTICLE XI

TRANSFER OF INTERESTS

11.1.       Transfer. (a) The term “transfer,” when used in this Article XI with respect to a Partnership Interest, includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition.

(b)           No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any transfer or purported transfer of any Partnership Interest not made in accordance with this Article XI shall be null and void.

(c)           Without the unanimous consent of the General Partner and the Class A Limited Partners, no transfer of any Partnership Interest shall be made if such transfer would (i) cause a termination of the Partnership under Section 708 of the Code, as determined in good faith by the General Partner or (ii) cause the Partnership to have more than 30 partners, determined under the rules set forth in Treasury Regulations Section 1.7704-1(h), as determined in good faith by the General Partner.

11.2.       Transfer of General Partner Partnership Interest. The General Partner may not transfer all or any part of its Partnership Interest to any Person except its Affiliates. Each Limited Partner hereby consents to any such transfer. The transferee of all the Partnership Interest of the General Partner pursuant to this Section 11.2 shall be admitted to the Partnership as the General Partner immediately prior to the effective date of transfer of the General Partner Partnership Interest and such transferee shall continue the business and operation of the Partnership without dissolution.

11.3.       Transfer of Partnership interest of Limited Partners.

(a)           The Class A Limited Partner may not transfer all or any part of its Class A Limited Partnership Interest except to one or more of its Affiliates.

(b)           The Class B Limited Partner may not transfer all or any part of such Limited Partner’s Partnership Interest except (i) Allied Bruce may distribute Class B Limited Partner Units to its stockholders, (ii) a successor or heir of a Class B Limited Partner may succeed to such Class B Limited Partner’s Partnership Interest, and (iii) pursuant to the Exchange Rights Agreement; provided, that, in the case of a transfer pursuant to clause (i) or (ii), the transferee must furnish to the General Partner acceptance in form satisfactory to the General Partner of the terms and conditions of the Exchange Rights Agreement and the Registration Rights Agreement.

ARTICLE XII

ADMISSION OF SUBSTITUTED PARTNERS

12.1.       Admission of Successor Limited Partner. The successor of the Partnership Interest of a Limited Partner shall be admitted to the Partnership as a Limited Partner upon furnishing to the General Partner (a) acceptance in form satisfactory to the General Partner of all the terms and conditions of this Agreement and (b) such other documents or instruments as may be required in order to effect its admission as a Limited Partner.

12.2.        Amendment of Agreement and of Certificate of Limited Partnership. For the admission to the Partnership of any successor Partner, the General Partner shall take all steps necessary and appropriate to prepare and file as soon as practical an amendment of this Agreement and, if required by law, the Certificate of Limited Partnership and may for this purpose exercise the power of attorney granted pursuant to Section 1.4.

ARTICLE XIII

DISSOLUTION AND LIQUIDATION

13.1.       Dissolution. The Partnership shall not be dissolved by the admission of additional or substituted partners in accordance with the terms of this Agreement. The Partnership shall dissolve, and its affairs shall be wound up, upon:

(a)           the expiration of its term as provided in Section 1.5;

(b)           the withdrawal or removal of the General Partner, or any other event that results in its ceasing to be the General Partner (other than by reason of a transfer pursuant to this Agreement); or

(c)           an election to dissolve the Partnership given to the General Partner by the unanimous consent of all the General Partner and Class A Limited Partners;

provided, however, that the Partnership shall not be dissolved upon an event described in Section 13.1(b) if within 90 days after such event, all Partners agree in writing to continue the business of the Partnership and to the appointment of a successor General Partner.

13.2.       Continuation of the Business of the Partnership after Dissolution. Upon dissolution of the Partnership in accordance with Section 13.1(b), and a failure of all Partners to agree to continue the business of the Partnership and appoint a successor General Partner as provided in Section 13.1, then within an additional 90 days, the remaining Partners may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement and having as a general partner a Person elected by the remaining Partners. Upon any such elections, all Partners shall be bound thereby and shall be deemed to have consented thereto. Unless such an election is made within 180 days after dissolution, the Partnership shall conduct only activities necessary to wind up its affairs. If such a election is made within 180 days after dissolution or within 90 days after any event in Section 13.1(a)-(c), then:

(a)           the reconstituted Partnership shall continue until the end of the term set forth in Section 1.5 unless earlier dissolved in accordance with this Article XIII;

(b)           if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated thenceforth as the interest of a limited partner in the Partnership; and

(c)           all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into a new partnership agreement and certificate of limited partnership, and the successor General Partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 1.4;

provided, that the right of the remaining Partners to select a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (i) the exercise of the right would not result in the loss of limited liability of the Limited Partner and (ii) neither the Partnership nor the reconstituted Partnership would be treated as an association taxable as a corporation for federal income tax purposes upon the exercise of such right to continue.

13.3.       Liquidation. Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 13.2, the General Partner, or, in the event the General Partner has been dissolved or removed or withdrawn from the Partnership, a liquidator or liquidating committee selected by the mutual agreement of the other Partners, shall be the Liquidator. If the General Partner or any liquidator or liquidating committee is acting as the Liquidator, that party shall give a notice from the Partnership as described in Section 8(c) of the Exchange Rights Agreement. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by the Limited Partners. The Liquidator shall agree not to resign at any time without 15 days’ prior written notice and (if other than the General Partner) may be removed at any time, with or without cause, by notice of removal approved by the Class A Limited Partner. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be selected by the Class A Limited Partner. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided. Except as expressly provided in this Article, the Liquidator appointed in the manner provided herein shall exercise, without further authorization or consent of any Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitations on sale set forth in this Agreement) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein. The Liquidator shall liquidate the assets of the Partnership, and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provision of applicable law:

(a)           the payment to creditors of the Partnership, including Partners, in order of priority provided by law; and the creation of a reserve of cash or other assets of the Partnership for contingent liabilities in an amount, if any, determined by the Liquidator to be appropriate for such purposes;

(b)           to the Partners to the extent of the positive balances in their respective Capital Accounts; provided, however, that prior to such distribution, the Capital Accounts shall have been adjusted to reflect the allocations of Net Income Before Taxes and Cost Recovery Deductions, Net Loss Before Taxes and Cost Recovery Deductions, Taxes and Cost Recovery Deductions as set forth in Article V prior to such distribution; and

(c)           1% with respect to the General Partner Partnership Interest and 99% with respect to the Class A Limited Partner Partnership Interests.

13.4.       Distribution in Kind. Notwithstanding the provisions of Section 13.3 which require the liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its absolute discretion, defer for reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (other than those to Partners) and/or may, in its absolute discretion, distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.3(b), undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. The fair market value of any property distributed in kind shall be determined in accordance with Section 5.4.

13.5.       Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership property as provided in Section 13.3 and Section 13.4, the Partnership shall be terminated, and the Liquidator (or the General Partner and Class A Limited Partner if necessary) shall cause the cancellation of the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Partnership.

13.6.       Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.3 in order to minimize any losses otherwise attendant upon such winding up.

13.7.       Deficit Capital Accounts. Upon dissolution of the Partnership, no Partner shall be liable for any negative balance in such Partner’s Capital Account.

13.8.       Waiver of Partition. Each Partner hereby waives any right to partition of the Partnership property.

ARTICLE XIV

AMENDMENT OF PARTNERSHIP AGREEMENT

14.1. These Amendments may be Adopted Solely by General Partner. The General Partner (pursuant to its power of attorney from the Limited Partners), without the consent of the Limited Partners, may amend any provision of this Agreement; and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, solely to reflect:

(a)           a change in the name of the Partnership or the location of the principal place of business of the Partnership;

(b)           a change that the General Partner in its sole discretion has determined to be reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partner has limited liability under the laws of any state or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be treated as an association taxable as a corporation for federal income tax purposes;

(c)           a change (i) that in the good faith discretion of the General Partner does not adversely affect the Limited Partners in any material respect, or (ii) that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state agency or judicial authority or contained in any federal or state statute; or

(d)           an amendment that is necessary, in the Opinion of Counsel to the Partnership, to prevent the Partnership or the General Partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974,  as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor.

14.2.       These Amendments require Approval of Limited Partners. Except as expressly provided in Section 14.1, the General Partner may not amend any provision of this Agreement without the consent of the holders of a majority of the Class A Limited Partner Partnership Interests and a majority of the Class B Limited Partner Partnership Interests. Upon obtaining the requisite consents, the General Partner (pursuant to its power of attorney from the Limited Partners) may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with such amendment.

ARTICLE XV

GENERAL PROVISIONS

15.1.       Addresses and Notices. The address of each Partner for all purposes shall be the address set forth on the signature page of this Agreement or such other address of which each other Partner has received written notice. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, sent by confirmed facsimile transmission or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date when sent by confirmed facsimile transmission, and (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities is not deliverable, as the case may be, if mailed.

15.2.       Interpretation. All article or section titles or captions of this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement. For purposes of this Agreement, (i) the words “includes,” “includes” and “including” shall be deemed to be followed by the words “without limitation”, (ii) the word “or” is not exclusive and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.

15.3.       Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

15.4.       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

15.5.       Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supercedes all prior agreements and understandings pertaining thereto.

15.6.       Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

15.7.       Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

15.8.       Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto independently of the signature of any other party.

15.9.       Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

15.10.     Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

15.11.     Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written:

WITNESS:	Terminix International Inc. (the General
Partner

	By:	/s/ Authorized Signatory
	Its:	SVP Finance

ServiceMaster Consumer Services, L.P. (the
Class A Limited Partner)

	By:	/s/ Authorized Signatory
	Its:	Authorized Officer

Allied Bruce-Terminix Companies, Inc.

	By:	/s/ Authorized Signatory
	Its:	Chairman/CEO

SCHEDULE A

Partners and Capital Accounts

Partner	Capital Account
General Partner	$12,120,000
Class A Limited Partner	$1,099,880,000
Class B Limited Partner	$100,000,000